EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), dated as of November 5, 2024, is by and between and Willow Tree Capital Corporation, a Maryland corporation (the “Corporation”), and Willow Tree Capital Offshore Fund, LLC, a Cayman Islands limited liability company (the “Fund”).

Recitals:

WHEREAS, the Corporation is a corporation organized under the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Corporation is wholly owned by Timothy Lower and James Roche (the “Sole Stockholders”), who own, in the aggregate, sixty-eight (68) shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”);

WHEREAS, the business and affairs of the Corporation are managed by or under the direction of the Corporation’s board of directors (the “Board”);

WHEREAS, the Board has determined that the merger of the Fund with and into the Corporation, with the Corporation surviving the merger, on the terms, and subject to the conditions, set forth herein (the “Merger”), is in the best interests of the Corporation and the Sole Stockholders;

WHEREAS, the Board has approved this Agreement and the Merger, declared the advisability of both, and directed that this Agreement and the Merger be submitted to the Sole Stockholders of the Corporation for its adoption;

WHEREAS, the Fund is a limited liability company organized under the Limited Liability Companies Act (As Revised) of the Cayman Islands (as amended, the “CLLCA”) and operated in accordance with the terms set forth in that certain First Amended and Restated Limited Liability Company Agreement of the Fund dated as of May 9, 2024 (as may be amended and/or restated from time to time, the “Operating Agreement”);

WHEREAS, the Fund is owned by its members (the “Members”), who collectively own all of the issued and outstanding limited liability company units of the Fund (the “Units”);

WHEREAS, pursuant to the Operating Agreement, the business and affairs of the Fund are managed by or under the direction of Willow Tree General Partner, LLC, as the “manager” of the Fund (the “Manager”);

WHEREAS, the Operating Agreement provides, among other things, that the Manager, in its sole discretion, may cause the Fund to convert to corporate form or otherwise restructure or reorganize and elect to be regulated as a BDC under the Investment Company Act of 1940, as
48909489.6

amended (the “1940 Act”) (any such transaction, a “BDC Election”) on the terms set forth in Article XII of the Operating Agreement;

WHEREAS, in accordance with the Operating Agreement, the Manager determined to effect a BDC Election in the form of the Merger contemplated hereby;

WHEREAS, as a result of, and immediately following the Merger, the assets and liabilities of the Fund and the Corporation will be the assets and liabilities of the Corporation, as the surviving corporation in the Merger;

WHEREAS, contemporaneously herewith, the Corporation and Willow Tree Capital Fund, LLC, a limited liability company organized under the laws of the State of Delaware (the “Onshore Fund”), are entering into a merger agreement (the “Onshore Fund Merger Agreement”), pursuant to which the Onshore Fund will merge with and into the Corporation, with the Corporation surviving such merger (the “Onshore Fund Merger”);

WHEREAS, it is contemplates that the Merger and the Onshore Fund Merger (collectively, the “Fund Mergers”) will be consummated substantially contemporaneously, but that the Merger Onshore Fund will occur immediately preceding the Merger;

WHEREAS, following the effective time of the Fund Mergers, the Corporation intends to elect to be treated as a business development company under the 1940 Act; and

WHEREAS, it is contemplated that the issuance of Common Stock by the Corporation to the Members pursuant to this Agreement will not be subject to the registration requirements contained in the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined below), in accordance with the MGCL, the CLLCA and this Agreement, the Fund will merge with and into the Corporation, the separate legal existence of the Fund will cease, and the Corporation will continue as a Maryland corporation and the surviving entity in the Merger (the “Surviving Entity”). From and after the Effective Time, all of the rights, privileges and powers of the Fund and the Corporation, all assets of the Fund and the Corporation, and all debts due to the Fund and the Corporation shall be vested in the Surviving Entity and after the Merger shall be the property of the Surviving Entity, and all debts, liabilities and duties of the Fund and the Corporation shall attach to the Surviving Entity and may be enforced, and the Merger shall otherwise have the effects set forth herein and in the MGCL and the CLLCA.

48909489.6

Section 1.2 Charter and Bylaws. The Articles of Amendment and Restatement of the charter of the Corporation, as in effect as of the Effective Time (the “Charter”), shall be the charter of the Surviving Entity until duly amended in accordance with applicable law and the terms thereof. The bylaws of the Corporation, as in effect as of the Effective Time (the “Bylaws”), shall be the bylaws of the Surviving Entity until duly amended in accordance with applicable law and the terms thereof.

Section 1.3 Exchange of Units.

(a)     At the Effective Time, by virtue of the Merger and without any action on the part of the Corporation, the Fund, or the Members, each Unit of the Fund issued and outstanding as of the Effective Time shall be automatically exchanged for one share of Common Stock of the Corporation. All Units, when exchanged in accordance with this Section 1.3(a), will no longer be outstanding, will automatically be cancelled, will cease to exist, and will thereafter represent only the right to receive the shares of Common Stock of the Corporation in respect of such cancelled Units. For the avoidance of doubt, the process of "exchange" set out in this section 1.3(a) refers to the following series of transactions, occurring simultaneously:
(i)all Units of the Fund issued and outstanding at the Effective Time shall be transferred to the Corporation;
(ii)the Corporation shall issue Common Stock to each Member in the Fund, as consideration for each Member's respective proportion of Units transferred to the Corporation under sub-section (i) above; and
(iii)all Units of the Fund shall be automatically cancelled and cease to exist, and will no longer be outstanding.
(b)     At the Effective Time, by virtue of the Merger and without any further action on the part of the Fund, the Corporation, the Members, the Manager or the Stockholder, the shares of Common Stock owned by the Stockholder shall remain issued and outstanding as shares of Common Stock of the Corporation, as the Surviving Entity.
(c)     At the Effective Time, as consideration for the exchange of the Units of the Fund, the Corporation will issue to each Member the number of shares of Common Stock to which such Member is entitled pursuant to Section 1.3(a).

(d)     For the avoidance of doubt, the transaction described in Sections 1.3(a) and 1.3(c) will occur simultaneously.

ARTICLE II
CLOSING

Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Eversheds Sutherland (US) LLP, 700 Sixth Street, N.W., Suite

48909489.6

700, Washington, DC 20001 at such time and place as the parties to this Agreement may agree (the “Closing Date”).

Section 2.2 Effective Time. Upon the terms and conditions of this Agreement, the Corporation shall file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) contemporaneously with, or prior to, the Closing, and shall make all other filings or recordings as may be required under the MGCL and CLLCA and any other applicable law in order to effect the Merger. The Merger will become effective at the time of the filing of the Articles of Merger with SDAT in accordance with the MGCL and the CLLCA, or at such later time as the parties may agree and reflect in the Articles of Merger, provided, however, in no event shall the Merger become effective prior to 2:00 p.m. New York City time on the Closing Date. The date and time at which the Merger will so become effective is herein referred to as the “Effective Time.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation hereby represents and warrants to the Fund as follows:

Section 3.1 Organization and Good Standing. The Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to conduct its business as it is now being conducted.

Section 3.2 Authority. This Agreement constitutes the valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms. The Corporation has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Corporation and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board, subject only to the approval of the Sole Stockholders.

Section 3.3 Valid Issuance of Merger Shares. The shares of Common Stock to be issued hereunder have been duly and validly authorized, and will be duly and validly issued, fully paid and nonassessable when issued upon the exchange of Units pursuant to this Agreement. The issue price corresponding to each share of Common Stock will represent: (A) the par value component of such share; and (B) the share premium component reflecting the increase in value of the Corporation as determined on a per share basis arising in connection with the exchange of Units under this Agreement less the par value component of such share of Common Stock. The shares of Common Stock when issued pursuant to this Agreement will be free of any restrictions on transfer other than restrictions on transfer under applicable federal and state securities laws and any agreement entered into, or to be entered into, between the Member and the Fund and/or Corporation.

Section 3.4 No Conflict. Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by the Corporation

48909489.6

nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Charter or Bylaws of the Corporation (in each case as in effect immediately prior to the Effective Time), (ii) conflict with any legal requirement or order of any court or governmental authority to which the Corporation is subject, or (iii) breach any provision of any material contract to which the Corporation is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Corporation or its ability to consummate the transactions contemplated hereby. Except for the approval of the Board (which approval has already been obtained) and the Sole Stockholders, and consents or approvals the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Corporation following the Effective Time, the Corporation is not and will not be required to obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to the Corporation as follows:

Section 4.1 Organization and Good Standing. The Fund is a limited liability company duly formed and in good standing under the laws of the Cayman Islands, with full limited liability company power and authority to conduct its business as it is now being conducted.

Section 4.2 Authority. This Agreement constitutes the valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms. The Fund has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Fund and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved under the Operating Agreement and the CLLCA.

Section 4.3 Capitalization. The issued and outstanding Units are, and any Units issued prior to the Effective Time pursuant to Section 1.3 will be, duly and validly authorized, and duly and validly issued, fully paid and nonassessable when issued. Other than the Units issued and outstanding on the date hereof, and the Units to be issued pursuant to Section 1.3, and except for the relevant provisions of the Operating Agreement regarding capital commitments and the issuance of Units, there are no, and at the Closing there will be no, options, warrants, rights, agreements or commitments of any kind granted by the Fund relating to the issuance, conversion, registration, voting, sale, transfer or redemption of equity interests in the Fund.

Section 4.4 No Conflict. Subject to receipt of the consents and approvals referred to in the following sentence, neither the execution and delivery of this Agreement by the Fund nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) conflict with the Operating Agreement or the certificate of formation of the Fund, (ii) conflict with any legal requirement or order of any court or

48909489.6

governmental authority to which the Fund is subject, (iii) breach any provision of any material contract to which the Fund is a party, except in the case of the foregoing (ii) or (iii) to the extent such conflict or breach would not, individually or in the aggregate, have a material adverse effect on the Fund or its ability to consummate the transactions contemplated hereby. Except for the approval of the Manager (which approval has already been obtained) and consents or approvals the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the Corporation following the Effective Time, the Fund is not and will not be required to obtain any consent or approval from any person in connection with the execution and delivery of this Agreement or the consummation of the transactions under this Agreement.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1 Conditions to Obligations of the Fund. The obligation of the Fund to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (which, other than (c) below, may be waived in writing, in whole or in part, by the Fund):

(a)     Representations and Warranties. The representations and warranties of the Corporation in Article III must be true and correct in all material respects immediately prior to the Closing.

(b)     Performance of Obligations. The Corporation shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)    Stockholder Consent. The Sole Stockholders shall have approved and adopted this Agreement in accordance with the MGCL and the Charter and Bylaws of the Corporation.

Section 5.2 Conditions to Obligations of the Corporation. The obligation of the Corporation to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (which, other than (c) below, may be waived in writing, in whole or in part, by the Corporation):

(a)    Representations and Warranties. The representations and warranties of the Fund in Article IV must be true and correct in all material respects immediately prior to the Closing.

(b)     Performance of Obligations. The Fund shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c)    Manager Consent. The Manager shall have adopted this Agreement in accordance with the CLLCA and the Operating Agreement.

48909489.6

ARTICLE VI
GENERAL PROVISIONS

Section 6.1    Cooperation. Each of the Fund and the Corporation shall cooperate with each other and take such actions as may be reasonably necessary or appropriate to effect the transactions contemplated by this Agreement.

Section 6.2     Survival. None of the representations and warranties, nor any covenant to be performed prior to the Effective Time, set forth herein, shall survive the Effective Time.

Section 6.3 Termination; Abandonment. (a) Prior to the Effective Time, by written notice, this Agreement may be terminated by either the Fund (acting through the Manager), on the one hand, or the Corporation (acting through the Board), on the other hand, if the Closing has not occurred on or before December 31, 2024.

(b)    Anything herein to the contrary notwithstanding, this Agreement may be abandoned and terminated at any time prior to the Effective Time, regardless of whether the requisite consents and approvals have been obtained, and regardless of whether the Articles of Merger have been filed (so long as the Merger has not yet become effective), by mutual consent of the Fund (acting through the Manager) and the Corporation (by a vote of the Board), which mutual consent is set forth in a written instrument signed by a duly authorized officer of the Fund and by a duly authorized officer of the Corporation. This right to abandon the Merger shall be included in the Articles of Merger.

Section 6.4 Waiver. No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power or any right hereunder will operate as a waiver thereof, nor will any single or partial exercise of any privilege, right or power hereunder preclude further exercise of any other privilege, right or power hereunder.

Section 6.5 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements between the parties with respect to its subject matter. This Agreement may be amended at any time prior to the Effective Time, regardless of whether the requisite consents and approvals have been obtained, by mutual consent of the Fund (acting through the Manager) and the Corporation (by a vote of the Board), which mutual consent is set forth in a written instrument signed by a duly authorized officer of the Fund and by a duly authorized officer of the Corporation; provided, however, that no amendment that requires approval of stockholders under the MGCL shall be effected without approval of the Sole Stockholders. Without in any way limiting the foregoing, to the extent permitted by the MGCL, this Agreement shall be amended by the parties if required by the United States Securities and Exchange Commission to comply with any provision of the 1940 Act.

Section 6.6 Assignment; Binding Effect; No Third Party Beneficiaries. This Agreement may not be assigned by any party without the prior written consent of the other party. Subject to

48909489.6

the foregoing, this Agreement will be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. Nothing in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 6.6.

Section 6.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

Section 6.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland, without regard to the conflict of law provisions thereof.

Section 6.9 Construction. The parties hereto intend that the language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and, to the fullest extent permitted by law, intend that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.

Section 6.10 Execution of Agreement; Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 6.11 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Fund:

Willow Tree Capital Fund, LLC
450 Park Avenue, 29th Floor
New York, New York 10022
Attn: Mark Klingensmith
Tel: (212) 218-1080
Email: klingensmith@willowtreelp.com

48909489.6

If to the Corporation:

Willow Tree Capital Corporation
450 Park Avenue, 29th Floor
New York, New York 10022
Attn: Mark Klingensmith
Tel: (212) 218-1080
Email: klingensmith@willowtreelp.com

48909489.6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLOW TREE CAPITAL CORPORATION a Maryland corporation

By: /s/ Timothy Lower Name: Timothy Lower Its: Chief Executive Officer and President

WILLOW TREE CAPITAL OFFSHORE FUND, LLC a Cayman Islands limited liability company

By: Willow Tree Managing Member LLC as Managing Member

By: /s/ Timothy Lower Name: Timothy Lower Its: Authorized Person

48909489.6